CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the inclusion in Post-Effective Amendment No. 1 to the Registration Statement of Impact Management Investment Trust on Form N-1A of our report dated November 20, 1997 on our audit of the financial statements and financial highlights of Impact Management Growth Portfolio (a Series of Impact Management Investment Trust) for the period June 17, 1997 (commencement of operations) to September 30, 1997. We also consent to the references to our firm under the caption "Independent Auditors" and "Financial Statements" included in the Prospectus and Statement of Additional Information, respectively.

                                /s/ Arthur F. Bell, Jr. & Associates, L.L.C.
                                    ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
                                    Certified Public Accountants

Lutherville, Maryland
January 9, 1998